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                                                               Exhibit (7)(a)

                                   SALES AGREEMENT

          AGREEMENT made this 31st day of January, 1995, by and between Franklin Life Variable Annuity Fund A, a separate account of The Franklin Life Insurance Company ("The Franklin"), an Illinois corporation, established pursuant to
Article XIV - 1/2 of the Illinois Insurance Code (the "Fund") and Franklin Financial Services Corporation, a Delaware corporation ("FFSC") and wholly-owned subsidiary of The Franklin.

                                     WITNESSETH:

          WHEREAS the Fund and FFSC wish to enter in an agreement setting forth the terms on which FFSC will continue to act as principal underwriter for the Fund;

          NOW THEREFORE, in consideration of the covenants and mutual promises of the parties made to each other, it is hereby covenanted and agreed as follows:

          1. SERVICES TO BE PROVIDED AND EXPENSES TO BE ASSUMED BY FFSC. FFSC hereby agrees to act as principal underwriter (as that term is defined in the Investment Company Act of 1940) for the Fund and the Fund agrees



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that FFSC shall be the exclusive principal underwriter for the Fund.  Until the termination of the employment of FFSC as principal underwriter for the Fund pursuant to the terms hereof, FFSC will provide, or provide for, in its offices and will assume all services and expenses required for the sale of those contracts of The Franklin which depend in whole or in part on the investment performance of the Fund, and are sold by The Franklin prior to such termination (the "Contracts").

          In the event that the employment of FFSC as principal underwriter for the Fund is terminated, FFSC will thereafter continue to assume any continuing sales expense, and continue to provide any continuing sales service required in connection with the Contracts.

          Notwithstanding anything to the contrary in the foregoing, however, FFSC shall not be obligated to pay, and the Fund shall pay, (i) taxes, if any, based on the income of, capital gains of, assets in, or existence of, the Fund,
(ii) taxes, if any, in connection with the acquisition, disposition or transfer of assets of the Fund, (iii) commissions or other capital items payable in connection with the purchase or sale of the Fund's investments, and (iv) interest on account of any borrowings by the Fund.


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          Furthermore, FFSC shall not be obligated to pay under this agreement the investment management fee referred to in the Fund's Investment Management Agreement with The Franklin or the expenses of the nature borne by the investment manager thereunder, or any other fee for investment management or advisory services or investment expense.

          The services of FFSC to the Fund under this agreement are not to be deemed exclusive and FFSC shall be free to render similar services to others, including without limitation such other separate accounts as are now or may hereafter be established by The Franklin.

          2. COMPENSATION TO BE PAID TO FFSC. For providing the services set forth above, FFSC shall receive and accept as full compensation therefor the amounts designated in the Contracts, and described in a Prospectus forming a part of an effective Registration under the Securities Act of 1933 with respect to the Contracts (a "Prospectus"), as sales deductions.

          3. INTERESTED AND AFFILIATED OFFICERS. It is understood that members of the Board of Managers, officers, employees or agents of the Fund may also be directors, officers, employees or agents of FFSC.


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          4.  FORM OF CONTRACTS.  As long as FFSC is acting as principal underwriter for the Fund hereunder, FFSC will have the exclusive right as between it and the Fund to determine the form and substance of the Contracts, subject to all applicable provisions of federal and state law; but no Contract sold while the Investment Management Agreement between the Fund and The Franklin presently in effect remains in effect shall provide for a deduction, charge or fee for investment management or advisory services at a rate in excess of the rate specified in Section 2 of such Investment Management Agreement.

          5. LIABILITY OF FFSC. In the absence of gross negligence or willful misconduct in the performance of its duties, or of reckless disregard of its obligations and duties under this agreement, neither FFSC nor any of its officers, directors, employees or agents shall be subject to liability for any act or omission in the course of, or connected with, rendering services or performing its obligations hereunder.

          6. TERMINATION. The employment of FFSC as principal underwriter for the Fund pursuant to the terms of this agreement shall continue in effect from year to year from the date hereof, but only so long as such


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continuance is specifically approved at least annually either by vote of (a) the
Board of Managers of the Fund including a majority of such Board who are not parties to this contract or "interested persons" of FFSC or its parent or of the Fund (as the term "interested persons" is defined in the Investment Company Act of 1940), or (b) by a majority of the votes available to owners of outstanding Contracts (as such majority is defined in Section 2 (a) (42) of the Investment Company Act of 1940); provided, however, that (1) the employment of FFSC as principal underwriter for the Fund pursuant to the terms hereof as well as the provisions of this Agreement relating to such employment shall immediately terminate in the event of the assignment of this Agreement (within the meaning of the Investment Company Act of 1940), and (2) the employment of FFSC as principal underwriter for the Fund pursuant to the terms hereof as well as the provisions of this Agreement relating to such employment may be terminated by either party without the payment of any penalty on not more than 60 days' nor less than 30 days' notice to the other. Such notice shall be given in writing, addressed and delivered, or mailed postpaid, to


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the other party at the principal office of such party.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

                                   FRANKLIN LIFE VARIABLE ANNUITY
                                        FUND A

                                   By
                                      -----------------------------------
                                        Secretary, Board of Managers

                                   FRANKLIN FINANCIAL SERVICES
                                        CORPORATION

                                   By
                                       -----------------------------------
                                             President


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